Exhibit 3.1



           First Amendment to the Bylaws of Unity Wireless Corporation


     Pursuant to a resolution of the Board of Directors adopted on October 17, 2001, Section 2.9 of the Amended and Restated Bylaws of Unity Wireless Corporation is hereby amended and restated in its entirety to read as follows:

     2.9 Quorum. One-third of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If less than one hundred percent of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called.

     IN WITNESS WHEREOF, the secretary of Unity Wireless Corporation hereby certifies that this amendment was duly adopted by the Board of Directors as set forth above.


                                             /s/ Roland Sartorius
Dated:  October 17, 2001                     ___________________________________
                                             Secretary